May 23, 2013

Dr. Phillip Forman
Chief Executive Officer
United Health Products, Inc.
120 Wall Street, Suite 2401
New York, NY 10005

Dear Dr. Foreman:

This will confirm our understanding and agreement ("Agreement") regarding the relationship between Bibicoff + MacInnis, Inc. ("BibiMac") and United Health Products, Inc. ("UEEC").

1. BibiMac will be the exclusive representative of UEEC in the area of stockholder, financial community and investor relations and will serve as a consultant to the Board of Directors in its relations with the investment community and with regard to financing. The scope of our services will include traditional IR functions, including:

   a. Drafting and disseminating news releases and all other shareholder communications, review of SEC filings; arrange and script conference calls;
   b. Becoming the first point of contact for all shareholder relations, freeing management's time to focus on the business of running the company while we focus on your business as a public company;
   c. Identifying your public peer group and target the investment professionals who follow your sector (as well as small cap., special situation and emerging growth situations);
   d. Producing a two page Backgrounder which we will use to introduce and/or update the UEEC investment opportunity to existing shareholders and the new target audience;
   e. Assisting in the preparation of investor marketing presentations;
   f. As appropriate, setting up one-on-one or small in-house meetings with the investment community; and arrange for conference presentations and investor forums.

2. The Agreement becomes effective as of May 1, 2013 and terminates on October 30, 2014. If not terminated with 60 days prior written notice before the end of the term, the agreement will convert to a month-to-month basis until cancelled with 60 days prior written notice.

3. BibiMac will be paid a fee of $8,000 per month for the first four months, $11,000 per month for the second four months and $13,000 per month thereafter. BibiMac will be reimbursed actual and necessary out-of-pocket expenses. Payment will be made by the 10th of each month. Any expense in excess of $500 will require prior authorization.

4. Harvey Bibicoff and Terri MacInnis will buy personally a total of 1% of the total number of shares outstanding per the 10-Q for the quarter ended 3/31/13. The shares would be divided 60% to Bibicoff and 40% to MacInnis. The price for the shares will be $0.04 per share. The shares would be paid for with Notes from Bibicoff & MacInnis which would carry interest at 1.5% payable quarterly and would be due 30 months from the execution of the Notes. There would be no pre-payment penalty.

-Continued-

5. If BibiMac will be responsible for raising capital for UEEC it would be paid the following fees:

    a. 2% of money raised if the money is raised through an investment banking firm introduced to UEEC by BibiMac.

    b. 8% of money invested in UEEC by investors introduced to the Company by BibiMac.

6. In any material that is current public information provided by UEEC to BibiMac or in material provided to BibiMac on a going-forward basis, there are and shall be no untrue statements of material fact, nor shall there be any omissions of material fact needed to make the information not misleading.

7. UEEC and/or its counsel must approve any press release prior to its dissemination by BibiMac.

If the above is acceptable to you, please so signify by signing in the space provided below.

Very truly yours,

Harvey Bibicoff
Chief Executive Officer

____________________ ____________________

Dr. Phillip Forman — Date
Chief Executive Officer
United Health Products, Inc.